EXHIBIT 8.1

LIST OF SUBSIDIARIES

Wholly-Owned

•                  Euro Tech Trading (Shanghai) Limited – a People’s Republic of China corporation

•                  Euro Tech (China) Limited – a Hong Kong corporation

•                  ChinaH2O.com Limited – a Hong Kong corporation

•                  Shanghai Euro Tech Limited – a People’s Republic of China corporation

•                  Shanghai Euro Tech Environmental Engineering Company, Ltd. – a People’s Republic of China corporation

•                  Chongqing Euro Tech Rizhi Technology Company, Limited – a People’s Republic of China corporation

•                  Rizhi Euro Tech Instrument (Shaanxi) Company Limited– a People’s Republic of China corporation

Majority Owned

•                  Yixing Pact Environmental Technology Company Limited – a PRC corporation

•                  Pact Asia Pacific Limited – a BVI corporation